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                                  EXHIBIT 99.1






Contact: Joseph F. Pesce, CFO
Concentra Managed Care, Inc.
(617) 367-2163, Ext. 5101

                          CONCENTRA MANAGED CARE NAMES
                    DANIEL J. THOMAS CHIEF EXECUTIVE OFFICER

         BOSTON, Mass. (November 18, 1998) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today announced that its Board of Directors has named Daniel
J. Thomas (age 39) President and Chief Executive Officer on a permanent basis. Thomas has served as Interim Chief Executive Officer of the Company since mid-September and was President and Chief Operating Officer before that time.

         Commenting on the announcement, John K. Carlyle, Chairman of the Board, said, "Since assuming this new role two months ago, Dan has distinguished himself with the essential insight to the issues that face Concentra and by his decisive approach to the actions and strategies that best address these issues. In the Board's view, Dan offers us the right balance of direct business experience, company-specific knowledge, and an unwavering commitment to long-term success. We are, therefore, pleased to appoint him as Concentra's new Chief Executive Officer, and look forward to his continuing leadership."

         Concentra Managed Care is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The Company has 117 field case management offices, with approximately 1,400 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 86 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 276 physicians located in 151 centers in 42 markets in 23 states.


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